                                                               EXHIBIT 10(a)(28)

              SEPARATION AGREEMENT AND WAIVER AND RELEASE OF CLAIMS
                               REVISED 10/11/2002

     This SEPARATION AGREEMENT AND WAIVER AND RELEASE OF CLAIMS (the "AGREEMENT") is entered into this 11th day of October, 2002 by and between Aquila, Inc. and Aquila Merchant Services, Inc. (collectively, "AQUILA") and Edward K. Mills ("YOU") a Texas resident.

                                    RECITALS

     WHEREAS, Your employment with Aquila will be terminated effective November 15, 2002 as part of a strategic repositioning of the business; and

     WHEREAS, You desire to cooperate with Aquila in investigations and lawsuits against Aquila under the terms and conditions of this Agreement; and

     WHEREAS, in consideration for this Agreement, You desire to release Aquila from any and all current or potential liability stemming from Your employment with Aquila;

     NOW THEREFORE, in consideration of the mutual undertakings hereinafter set forth, and for other good and valuable consideration, which each party hereby acknowledges, it is agreed as follows:

                                    AGREEMENT

     1. TERMINATION OF EMPLOYMENT. As part of a strategic repositioning of the business, Your employment with Aquila will be terminated effective November 15, 2002. From today until Your final date of employment, you will be considered an employee and afforded all the privileges of full employment, but will not be required to be present at any office or to have any further commercial responsibilities except as is mutually agreed between Aquila and You.

     2. CONSIDERATION. As consideration for Your execution of this Agreement, Aquila agrees to make payments and provide the benefits set forth in EXHIBIT A. You are receiving payments and benefits in addition to any payments or benefits for which You would be eligible if You did not sign this Agreement; these are the entire payments and benefits that You will receive pursuant to this Agreement.

     3. EMPLOYEE BENEFITS. The benefits provided under any Aquila-sponsored employee benefit plan will be subject to all terms and conditions set forth therein. Aquila recognizes that termination of employment does not affect any of the benefits described in Exhibit A.

     4. CONTINUED COOPERATION. You agree reasonably to: (i) cooperate and assist Aquila and its affiliates in the orderly transition of management, and
(ii) cooperate and assist Aquila and

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its affiliates in the investigation and handling of any pending or future litigation, regulatory proceeding, investigations, or administrative or other hearing, whether formal or informal, initiated by Aquila or by any person, entity or governmental body against Aquila or any subsidiary or affiliate of Aquila (a "HEARING"). Your obligations to cooperate and assist Aquila include any Hearing that relates to (in whole or in part) the period of time during which You were an employee of Aquila. Aquila agrees to pay You $300 per hour for time working with Aquila and to reimburse You for all reasonable out-of-pocket expenses incurred by You in connection with such cooperation and assistance, including reasonable attorneys' fees approved in advance by Aquila. This Continued Cooperation will terminate at the end of the severance period described in Exhibit A, unless otherwise required by law.

     5. RELEASE AND WAIVER OF CLAIMS. In exchange for this Agreement, You (on behalf of You and anyone claiming through or on behalf of You), release Aquila and Aquila's affiliates, their successors and assigns, and all of their past and present employees, officers, directors, attorneys, stockholders, insurers, fiduciaries of benefit plans and agents from any and all claims and potential claims, known or unknown, demands and causes of action You have or may have had against any of them arising out of Your employment or termination from Aquila, as well as all future employment-related claims, including claims not currently known to or contemplated by the parties, to the maximum extent permitted by law. This release includes, but is not limited to, any and all claims, demands and causes of action which are related to or concern: any employment agreement; Your employment and Your termination; attorneys' fees or costs; the Aquila Workforce Transition Program; discrimination under local, state or federal law; the Missouri Service Letter Statute; the Age Discrimination in Employment Act; Title VII of the Civil Rights Act of 1964; the Civil Rights Act of 1991; the Americans With Disabilities Act; the Employee Retirement Income Security Act; the Family and Medical Leave Act; severance pay; tort claims including invasion or privacy, defamation, fraud and infliction of emotional distress; disputed wage claims; and all other claims, demands, and causes of action, whether they arise in the United States of America or elsewhere, to the maximum extent permitted by law. This Release does not include (a) any rights or benefits as set forth in EXHIBIT A to this Agreement, or (b) any vested benefits, as of Your termination date, under any Aquila-sponsored employee benefit plans, in accordance with the terms of such plans. In exchange for this Agreement, Aquila and Aquila's affiliates, their successors and assigns, release You, Your heirs, successors and assigns, from any and all claims, demands and causes of action which they have or may have against You or them prior to the date this Agreement is signed to the maximum extent permitted by law. This Release does not include any obligations You or they have under this Agreement.

     6. NO ADMISSION OF WRONGDOING. This Agreement is not admission of wrongdoing or liability by You, Aquila, or any of the individuals or entities set forth in Paragraphs 5, above. Any and all such wrongdoing or liability is expressly denied.

     7. RETURN OF COMPANY PROPERTY. Except as otherwise agreed in writing by the parties, You represent that You will have returned all Aquila's and Aquila's affiliates' files, records, documents, plans, drawings, specifications, equipment, software, pictures, videotapes, or any property or other items of Aquila or Aquila's affiliates in Your possession or concerning the business of Aquila or Aquila's affiliates, whether prepared by You or otherwise coming into Your possession or control as of the date you sign this Agreement. This paragraph does not apply to

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data or information that is in the public domain, or to property, data or information that You and Aquila agree is immaterial.

     8. PROPRIETARY INFORMATION. You agree that You shall not at any time, except as authorized by the Chairman of Aquila or his authorized designee, communicate, divulge or use, for Your own benefit or for the benefit of any other person, firm, or corporation, any confidential or proprietary information concerning Aquila's and Aquila's affiliates' business, including but not limited to Aquila's and Aquila's affiliates' operations, services, materials, policies, and the manner in which they are developed, marketed, and provided, and such other information regarded as trade secrets or confidential or proprietary information under any applicable law, including without limitation information that is attorney work product or attorney-client privileged. These provisions do not apply to data or information that are compelled to be released by law or judicial process, or to data or information that are in the public domain, or are subsequently released by Aquila to the public domain.

     9. NON-DISPARAGEMENT. The parties agree that they will not in any way disparage each other. Further, the parties agree that they will not make nor solicit any comments, statements, or the like to the media or to third parties that may be considered derogatory or detrimental to the good name or business reputation of the other.

     10. INDEMNIFICATION. Aquila agrees to the maximum extent permitted by applicable law, to defend and indemnify You and pay all costs and expenses as they become due (including any reasonable attorneys' fees approved in advance by Aquila) in any lawsuit and/or administrative proceeding pending against You as of Your termination date, and to further defend and indemnify You in any lawsuit and/or administrative proceeding filed in the future, so long as Your actions which are or may be the subject of litigation and/or administrative proceedings were taken: (i) within the course and scope of Your employment with Aquila or as a director or officer with any Aquila affiliate; (ii) in good faith and in the manner You reasonably believe to be in or not opposed to the best interests of Aquila; and (iii) with respect to any criminal action or proceeding, without any reasonable cause by You to believe Your actions were unlawful. You must notify Aquila of any written claims made against You within seven (7) calendar days after You are notified of such claims and to otherwise cooperate and assist Aquila and its agents in any defense. In accordance with Section 145(e) of the Delaware Corporation Law, You agree to repay to Aquila any expenses advanced by Aquila in connection with all indemnified matters, if it shall ultimately be determined that You are not entitled to be indemnified against such expenses. Aquila will maintain Director & Officer insurance for a period of three (3) years provided insurance of this type is available to the company and will provide You with a letter setting forth the policy number, the policy period, any limits, and confirming that You are covered by the policy upon written request by You. Such request should be directed to the Office of the General Counsel, Aquila, Inc., 20 W. 9th Street, Kansas City, Missouri 64105.

     11. CONFIDENTIALITY. The content of this Agreement, and Your discussions with Aquila pertaining to it, are confidential. You will not communicate or allow the communication in any manner with respect to the content of this Agreement, and the discussions pertaining to it, except that the Agreement may be disclosed by You to Your immediate family members, to Your

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attorneys and accountant, tax consultant, financial planner and to governmental taxing authorities or regulatory agencies, to enforce the provisions hereof, or as may otherwise be required by law. Aquila agrees that the contents of the Agreement will not be disclosed to anyone other than those persons and entities with a need to know for legitimate business purposes, unless otherwise required by a regulatory agency or by law; disclosure by Aquila to the extent necessary to implement future obligations of Aquila will not constitute a breach of this Paragraph. Any publication or disclosure by You of this Agreement, other than as allowed by this Paragraph, shall be considered a material breach of this Agreement.

     12. REMEDIES FOR BREACH OF THIS AGREEMENT. If either You or Aquila believes that the other party to this Agreement has breached its obligations under this Agreement, then the party claiming a breach will provide notice to the other party, in writing, including a statement of the specific manner in which the party believes that this Agreement has been breached. If the breach is not cured, or cannot reasonably be cured, within thirty (30) days following notice, then the parties, subject to Paragraph 16, and at their respective options, will be entitled to proceed as follows:

     (a) If Aquila substantially and materially breaches any provision of this Agreement, payment of any remaining benefits on EXHIBIT A shall be accelerated and not be recoverable by Aquila as long as You have not also substantially breached this Agreement. You may also pursue any other available remedies for such breach, including but not limited to recovery of Your costs and attorneys' fees.

     (b) If You substantially and materially breach any provision of this Agreement, and Aquila has not also substantially and materially breached this Agreement, then Aquila, at its option, will be entitled to immediately cease all remaining payments and benefits under this Agreement. Aquila may also pursue any other available remedies for such breach, including but not limited to recovery of its costs and attorneys' fees.

     13. CONSIDERATION PERIOD. You received this Agreement on October 11, 2002. You have been advised in writing to consult with an attorney before signing this Agreement. You have been provided twenty-one (21) calendar days after initially receiving this Agreement within which to sign it and return the signed original to Aquila, and You agree that the last day You have to sign and return this Agreement is November 1, 2002. You may revoke this Agreement within seven (7) calendar days after You sign it, by providing written notice of such revocation to Mr. Leo Morton, Chief Administrative Officer, Aquila, Inc., 20 W. 9th Street, Kansas City, Missouri 64105 before the expiration of such seven (7) day period. This Agreement is effective and enforceable on the eighth (8th) calendar day after You and Aquila have both signed it, if not revoked prior to that time (the "EFFECTIVE DATE").

     14. TAX CONSIDERATIONS. You acknowledge that no representations have been made to You by Aquila, Aquila's affiliates, or other agents or legal counsel regarding the tax implications of any payments made pursuant to this Agreement. All liability for the employee's share of federal, state, and local taxes (including FICA) remains with You, unless otherwise agreed to in writing by Aquila, and Aquila shall deduct all required withholdings from the consideration payable under this Agreement. You will receive all consideration contemplated in this agreement

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as a Texas resident and Aquila will deduct all required withholdings from the consideration payable under this Agreement accordingly unless required to do otherwise by law.

     15. CHOICE OF LAW. This Agreement shall be construed in accordance with the laws of the State of Missouri.

     16. KNOWING EXECUTION/BINDING ARBITRATION. You knowingly and voluntarily executed this Agreement. You have had the opportunity to review the Agreement and consult with an attorney. Aquila has made no other promise, inducement or agreement not expressed in this Agreement. You and Aquila agree that if a dispute arises out of or is related to this Agreement or Your employment by Aquila, other than a dispute regarding the obligations under Paragraphs 8, 9 or 11, such dispute shall, if not earlier resolved by negotiations of the parties or in accordance with Paragraph 12, be submitted to binding arbitration under the Employment Rules of the American Arbitration Association, or the mutually agreed equivalent. Following the 30-day period described in Paragraph 12, above, either party may provide written notice to the other party that the dispute is not able to be resolved by negotiation and such notifying party shall then contact the American Arbitration Association for appointment of an arbitrator to resolve such dispute. Any arbitration hearing shall take place in Kansas City, Missouri. In addition to all other remedies otherwise available to Aquila, Aquila shall have the right to injunctive relief to restrain and enjoin any actual or threatened breach of the provisions of Paragraphs 8, 9, or 11.

     17. ENTIRE AGREEMENT. This Agreement, including EXHIBIT A, contains the entire agreement of the parties with respect to the matters contemplated by this Agreement; provided, however, the terms of any employee benefit plan or insurance contract under which You are receiving benefits or insurance pursuant to this Agreement will control if there is any inconsistency between this Agreement and any employee benefit plan or insurance contract.

     18. AUTHORSHIP. This Agreement will not be construed against either party due to authorship.

     19. SEVERABILITY. If any provision of this Agreement or the application thereof to any party or circumstance shall be invalid or unenforceable to any extent, the remainder of this Agreement and the application of such provisions to other parties or circumstances shall not be affected thereby and shall be enforced to the greatest extent permitted by law.

     20. SUCCESSORS AND ASSIGNS. This Agreement is binding on and inures to the benefit of Aquila's successors and assigns and Your heirs and assigns, except that any services to be provided by You under this Agreement shall only be performed by You.

     21. NOTICE. Unless either party notifies the other contrary, any notice required by this Agreement shall be duly given if delivered in person or by certified, first-class mail (a) if to Aquila, Inc., to the Chief Administrative Officer at 20 West 9th Street, Kansas City, Missouri 64105, and (b) if to You, at your current address.

     22. AMENDMENT AND WAIVERS. Except as otherwise expressly set forth in this Agreement, (a) any term of this Agreement may be amended only with the written consent of

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each Party, and (b) a Party's observance of any term of this Agreement may be waived (either generally or in a particular instance and wither retroactively or prospectively) only by written consent of all the other parties. No waivers of or exceptions to any term, condition, or provision of this Agreement, in any one or more instances, shall be deemed to be, or construed as, a further or continuing waiver of any such term, condition, or provision.

THIS AGREEMENT CONTAINS A BINDING ARBITRATION PROVISION THAT MAY BE ENFORCED BY THE PARTIES.

     IN WITNESS WHEREOF, the parties hereto have caused this Agreement to be signed as of the day and year first above written.


EDWARD K. MILLS                             AQUILA, INC.


Signature: /s/ Edward K. Mills              By: /s/ Leo Morton
           ----------------------------         ------------------------------

                                            Name: Leo Morton

                                            Title: Chief Administrative Officer

Date: October 11, 2003                      Date: October 11, 2003
      --------------------------                  ----------------------------

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                                    EXHIBIT A

         COMP. / BENEFIT                             ACTION                             DESCRIPTION
-----------------------------------   -------------------------------------   ------------------------------
Severance Payment                     You will receive 56 weeks of            $484,615.38
                                      severance at Your current base
                                      salary.  Severance payments will be
                                      paid every two weeks according to
                                      the Aquila payroll schedule,
                                      starting the pay period after Your
                                      employment is terminated
                                      (11/15/2002) upon receipt of your
                                      signed severance agreement.

Stock Options                         Vest all unvested options upon          130,471 options
                                      receipt of your signed severance
                                      agreement. Options must be
                                      exercised within three (3) years of
                                      termination, or termination date of
                                      original grant whichever comes
                                      first.

Restricted Stock                      Restrictions lifted as of November      88,465 restricted shares
                                      15, 2002 upon receipt of your
                                      signed severance agreement.

Perquisites                           Pay the cost of financial planning      Financial Planning reimbursed
                                      and tax preparation for the 2002        up to $5,000
                                      calendar year.                          Tax Preparation reimbursed up
                                                                              to $5,000

Vacation                              48 hours paid in a lump sum             $10,384.62

Capital Accumulation Plan             Plan provisions apply

Pension                               Plan provisions apply

SERP                                  Plan provisions apply

401(k) / ESCP                         Plan provisions apply
                                      May maintain account until age 70 1/2
                                      or rollover to IRA.

ESPP                                  Plan provisions apply

BeneFlex                              BeneFlex benefits while on payroll      Plan Provisions apply
                                      or COBRA

Outplacement                          Aquila will provide executive           $30,000.00 paid in cash, less
                                      outplacement support of $30,000.00      taxes

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